SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934





 DATE OF REPORT (Date of earliest event reported):  October 20, 1997


                       FIRST COMMERCE CORPORATION
            (Exact name of registrant as specified in its charter)


    LOUISIANA                     0-7931                       72-0701203
 (State or other          (Commission File Number)           (IRS Employer
 jurisdiction of                                         Identification Number)
 incorporation)



        201 ST. CHARLES AVE., 29TH FLOOR, NEW ORLEANS, LOUISIANA 70170
             (Address of principal executive offices - Zip Code)



        Registrant's telephone number, including area code:  (504) 623-1371


                                       N/A
          (Former name or former address, if changed since last report)




Item 5.   Other Events.

     On October 20, 1997, Banc One Corporation ("Banc One") and First Commerce Corporation ("FCC") entered into an agreement and plan of merger (the "Merger Agreement"), pursuant to which FCC will be merged with a wholly-owned subsidiary of Banc One (the "Merger").
     In accordance with the terms of the Merger Agreement, each share of FCC common stock ("FCC Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive 1.28 shares (the "Exchange Ratio") of Banc One common stock ("Banc One Common Stock"). Each holder of FCC Common Stock who would otherwise be entitled to receive a fractional share of Banc One Common Stock (after taking into account all of a shareholder's certificates) will receive cash, in lieu thereof, without interest.
     The Merger Agreement may be terminated by FCC by giving notice to Banc One if (x) both (i) the average closing price of Banc One Common Stock for the five full trading days ending two business days before the closing date set for the merger (the "Average Closing Price") is less than $49.67 and
(ii) the number obtained by dividing the Average Closing Price by $55.19 (the closing price of Banc One Common Stock on October 17, 1997) is less than the number obtained by (a) dividing the average of the closing prices of a specified index of bank stocks during the above-mentioned five-day period by the closing price of such index on October 17, 1997 and (b) subtracting 0.10; or (y) the Average Closing Price is less than $47.16. If FCC seeks to terminate the Merger Agreement pursuant to the conditions set forth in the preceding sentence, Banc One may determine, in its sole discretion, to increase the Exchange Ratio to eliminate FCC's right to terminate the Merger Agreement.
     The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling-of-interests.
     In addition, the Merger Agreement contemplates that each stock option or other right to purchase a share of FCC Common Stock under the stock option and other stock-based compensation plans of FCC (each an "FCC Plan"), will be converted into and become a right to purchase 1.28 shares of Banc One Common Stock in accordance with the terms of the FCC Plan and the FCC option or right agreement by which it is evidenced.
     Consummation of the Merger is subject to various conditions, including: (i) receipt of the requisite approval by the shareholders of FCC; (ii) receipt of requisite regulatory approvals from the Board of Governors of the Federal Reserve System and other federal and state regulatory authorities; (iii) receipt of opinions as to the tax and accounting treatment of certain aspects of the Merger; (iv) listing, subject to notice of issuance, of the Banc One Common Stock to be issued in the Merger; and (v) satisfaction of certain other conditions.
     The Merger Agreement and the Merger will be submitted for approval at a meeting of the shareholders of FCC. Prior to such meeting, Banc One will file a registration statement with the Securities and Exchange Commission registering under the Securities Act of 1933, as amended, the Banc One Common Stock to be issued to the FCC shareholders in the Merger, including a prospectus that will also serve as a proxy statement for the FCC shareholders' meeting.
     In connection with the Merger Agreement, Banc One and FCC entered into a stock option agreement dated October 20, 1997 (the "Stock Option Agreement"), pursuant to which FCC granted to Banc One an option to purchase, under certain circumstances, up to 9,689,000 shares of FCC Common Stock at a price, subject to certain adjustments, of $64.00 per share (the "Option"). The Option is exercisable upon the occurrence of certain events, none of which has occurred as of the date hereof and, if exercised, would give the holder thereof the right to acquire, after giving effect to the exercise of the Option, 19.9% of the total number of shares of FCC Common Stock outstanding. The Option Agreement was granted by FCC as a condition and inducement to Banc One's willingness to enter into the Merger Agreement.
     In connection with the execution of the Merger Agreement and the Option Agreement, FCC amended its Rights Agreement, dated as of February 27, 1996 (as amended, the "Rights Agreement"), between FCC and First Chicago Trust Company of New York, as rights agent, to provide that the agreements entered into in connection with the Merger with Banc One would not trigger the rights issued under the Rights Agreement.




 Item 7.               Financial Statements and Exhibits.

        (c) Exhibits

     Exhibit
       No.                       Document Description
 ---------------          ---------------------------------------
      99(a)                Press Release issued on October 20, 1997



                               SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         FIRST COMMERCE CORPORATION
                         --------------------------
                         (Registrant)


                         By:   /s/ Thomas L. Callicutt, Jr.
                             --------------------------------------
                              Thomas L. Callicutt, Jr.
                              Executive Vice President, Controller and
                              Principal Accounting Officer



Dated: October 23, 1997



                           INDEX TO EXHIBITS


    Exhibit                                                     Sequential
      No.             Document Description                        Page No.
  ----------   ---------------------------------------------   -------------
     99(a)      Press Release issued on October 20, 1997             6